Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 9, 2009

EXPLORATIONS GROUP, INC.
(Name of Registrant as specified in its charter)

Delaware	000-49864	65-1089222
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

777 South Flagler Drive
Suite 800-West Tower
West Palm Beach, FL 33401
(561) 515-6113
(Address and telephone number of principal executive offices)

34 Fifteenth Street
Brooklyn, NY 11215
 (Previous address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 9, 2009, Explorations Group, Inc. (the “Company”) signed a non-binding letter of intent for the acquisition of Daniel R. Smith & Associates, Inc. (“DRSA”) for $4.2 million to be paid in a combination of cash and debt.  The letter of intent provides that the purchase price will be paid at closing in the form of $250,000 in cash and a convertible promissory note in the amount of $3,950,000, with such promissory note containing terms as to be negotiated by the parties.

The Boards of Directors of the Company and DRSA have approved the transaction. The closing of the transaction is subject to due diligence, the execution of definitive agreements and other conditions to closing.  There can be no assurance that the transaction will be successfully consummated.

A copy of the press release issued by the Company with respect to the non-binding letter of intent is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements regarding the Company’s proposed acquisition. The forward-looking statements in this report are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the acquisition, which is subject to numerous uncertainties, including but not limited to completion of due diligence review by the Company and the successful negotiation of definitive agreement for the acquisition. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release issued by the Company on March 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 12, 2009

Explorations Group, Inc.

/s/ David Coriaty
By:	David Coriaty, President